Exhibit 6.10

PURCHASE, BILL OF SALE AND CO-OWNERSHIP AGREEMENT

THIS PURCHASE, BILL OF SALE AND CO-OWNERSHIP AGREEMENT ("Agreement") is entered into and effective as of the 23rd day of August, 2022, by and between: (i) WINSTAR FARM, LLC, a Kentucky limited liability company ("Seller"); and (ii) COMMONWEALTH THOROUGHBREDS, LLC, a Delaware limited liability company, together with its Affiliates (as defined herein) ("Buyer") (Seller and Buyer being sometimes hereinafter referred to as "Co-Owners").

RECITALS:

A.    Seller is currently an owner of the Thoroughbred set forth on Exhibit A, attached hereto and incorporated herein by reference (the "Thoroughbred").

B.    Seller desires to sell, or cause to be sold, the undivided fractional interest in the Thoroughbred set forth on Exhibit A hereto (the "Interest"), and Buyer wishes to purchase the Interest, for the purchase price and upon other terms and conditions hereinafter set forth.

C.    Buyer intends to sell indirect fractional shares ("Platform Fractional Shares") in the Thoroughbred pursuant to a public offering on Buyer's fractional share platform (the "Offering").

D.    Seller and Buyer wish to set forth the terms upon which, as Co-Owners of the Thoroughbred, they will race, breed, own and manage the Thoroughbred, as applicable.

E.    On February 19, 2021, the parties hereto entered into that certain Bloodstock Agreement and this Agreement is entered into pursuant to the terms thereof. If any terms hereof conflict with the terms of the Bloodstock Agreement, the terms and conditions of this Agreement shall control.

AGREEMENT:

Now, THEREFORE, the parties hereby agree as follows:

1.         THE SALE.

1.1         Terms of Sale.

(a)    Upon execution of this Agreement, Buyer shall pay Seller, in immediately available funds, the amount set forth on Exhibit A (the "Purchase Price").

(b)    In consideration of the payment of the Purchase Price, Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer the Interest.

(c)    The undivided ownership percentage in the Thoroughbred after the Interest is transferred to Buyer will be as set forth on Exhibit A.

1.2         Risk of Loss. Buyer assumes all risk of loss with respect to the Interest acquired by Buyer as of the date hereof.

1.3       Title. Seller hereby represents and warrants to Buyer that Seller has upon the date hereof, or will cause to be, delivered to Buyer, good and marketable title to the Interest sold and conveyed to Buyer pursuant to this Agreement, free and clear of all liens, claims, liabilities, options, security interests, equities, encumbrances, and charges of any kind whatsoever, and that Seller has full right, power and authority to sell, transfer, convey, set over, deliver and assign (or to cause to be sold, transferred, conveyed, set over, delivered and assigned) the Interest to Buyer pursuant to the terms of this Agreement.

1.4        DISCLAIMER OF WARRANTIES AND REPRESENTATIONS. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE HEALTH, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE THOROUGHBRED, ALL OF WHICH WARRANTIES OR REPRESENTATIONS ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE RACING ABILITY OR ELIGIBILITY OF THE THOROUGHBRED OR THE FERTILITY OF THE THOROUGHBRED OR SUITABILITY OF THE THOROUGHBRED FOR BREEDING PURPOSES.

2.          THE CO-OWNERSHIP.

2.1        Term. The following terms and conditions governing the ownership of the Thoroughbred shall take effect concurrently with the sale of the Interest, and shall continue in full force and effect until the death of the Thoroughbred, sale of all of Buyer’s interest in the Thoroughbred, or the termination of this Agreement by the written consent of all Co-Owners.

2.2        Relationship Among Co-Owners. The relationship among Co-Owners shall be that of tenants-in-common of the Thoroughbred. Nothing contained herein shall be deemed to create a joint venture, partnership, corporation or other relationship among Co-Owners other than that of tenancy-in-common.

2.3        Management of the Thoroughbred; Sale.

(a)       The Thoroughbred will be raced under the co-management of the Co-Owners; provided, however that all Jockey Club registration papers and other regulatory papers shall be registered solely in the name of the Seller. All material decisions related to the Thoroughbred’s racing career, including the selection of a trainer for the Thoroughbred, will be made jointly by the Co-Owners. If a disagreement exists between the Co-Owners concerning the initial designation of the trainer for the Thoroughbred, and good faith negotiations among the parties do not resolve the impasse, either Co-Owner may require the other party to submit the decision to John Stuart to break the impasse and his decision shall be binding on both Co-Owners.

(b)         The Thoroughbred will not be retired from racing or disposed of without the agreement of the Co-Owners. The Co-Owners will develop an exit strategy for the sale or other disposition of the Thoroughbred at the completion of its racing career.

(c)         The Co-Owners will oversee the day-to-day management of the Thoroughbred, including oversight of pre-training, training, transportation, veterinarian issues, and all standard management practices necessary for the care of the Thoroughbred.

(d)         Notwithstanding Section 5 of this Agreement, if a disagreement exists between the Co-Owners concerning the management of the Thoroughbred or relating to the relationships, rights, duties, or obligations under this Section 2.3 (a "Management Dispute") and good faith negotiations between the Co-Owners do not resolve the Management Dispute, either Co-Owner may require the other Co-Owner to submit the Management Dispute to the then current trainer of the Thoroughbred. Such Management Dispute shall be decided by the then current trainer of the Thoroughbred, whose decision shall be memorialized in writing and shall be binding upon all parties hereto.

(e)         Seller is hereby authorized to incur expenses, make disbursements on behalf of, and to receive reimbursements from, the Co-Owners, and to receive and distribute monies, including, but not limited to, purses, awards, and fees collected from the racing, breeding, and sale of the Thoroughbred ("Earnings"). Notwithstanding anything in this Agreement to the contrary, in the event of a sale of the Thoroughbred pursuant to which the Co-Owners retain any rights in the Thoroughbred (including, without limitation, breeding or marketing rights), Seller shall be obligated only to distribute to Buyer an amount equal to the fair market present value of such retained rights as of the date of the sale, and shall have no further obligation to distribute Earnings with respect to any such retained rights to Buyer thereafter. Co-Owners hereby appoint and authorize Seller to receive and distribute Earnings, as fully and completely as though Seller were the absolute owner thereof for all purposes. Co-Owners further appoint and authorize Seller to negotiate any sale, syndication, co-ownership or other agreement relating to the Thoroughbred pursuant to the agreed upon exit strategy and Co-Owners agree to execute any such agreement.

(f)         All monies earned from the racing and breeding of the Thoroughbred and received by Seller shall be accounted for and distributed to Co-Owners pro-rata on a quarterly basis.

2.4         Standard of Care. Seller shall apply the degree of care customarily employed by persons who manage thoroughbreds for racing and breeding purposes in first class thoroughbred operations, and shall not be liable for the loss of, theft of, or injury to the Thoroughbred unless it is established by clear and convincing evidence that such care was not employed; provided, however, that (a) any such liability shall in no event exceed the Purchase Price; and (b) Seller shall not be liable for, and is hereby released from liability with respect to, the death of the Thoroughbred to the extent that Buyer has obtained or could have obtained mortality insurance with regards to the Thoroughbred.

2.5         Required Payments. Each Co-Owner shall be obligated to pay such Co- Owners' pro rata share, based on their respective percentage ownership of the Thoroughbred, of all reasonable costs, expenses or charges relating to the Thoroughbred, including, but not limited to, the racing, shipment, promotion, maintenance and care of the Thoroughbred, and all training, jockey, stakes nomination, entry and starting fees from the effective date of this Agreement. Seller may directly invoice the Buyer for the Buyer's share of all costs for the training, boarding, and racing of the Thoroughbred, including, but not limited to, the invoices of veterinarians, fathers, and Thoroughbred's trainer. Buyer's pro rata share of costs, expenses, and charges shall commence to accrue effective as of the date hereof.

2.6         Tax Incidents. For income tax purposes, the net profits and losses arising from the ownership, breeding and any disposition of the Thoroughbred and each item of income, gain, loss, deduction, credit, or depreciation entering into the calculation of such profits and losses, shall be allocated to and among the Co-Owners as tenants-in-common owners of their undivided interest in the Thoroughbred and not as a partnership or joint venture, each Co-Owner owning their undivided interest in the Thoroughbred which entitles such Co-Owner to its respective share of proceeds therefrom and which obligates such Co-Owner to bear its pro rata losses attributable thereto. Each Co-Owner shall be responsible for filing such Co-Owner’s own federal, state, and local tax returns required to be filed in connection with such Co-Owner’s respective undivided interests in the Thoroughbred and for reporting all their income, deductions, credits relating to such Co-Owner’s respective undivided interest in the Thoroughbred.

2.7          Insurance. Each Co-Owner shall, at such Co-Owner’s option and sole expense, secure and maintain insurance policies insuring such Co-Owner’s interest in the Thoroughbred against mortality or other risks and containing a waiver of the insurer’s rights of subrogation against Seller, provided that any Co-Owner who wishes to obtain such insurance coverage shall obtain such coverage in coordination with and at the direction of Seller (i.e., Seller may require such Co-Owner to obtain such insurance coverage with an insurance provider of its choice), and further provided that no Co-Owner shall place or maintain any insurance on the Thoroughbred if the placing or maintaining of such insurance would be inconsistent with the placing or maintaining of similar insurance by any other Co-Owner or if the payment of a claim under such insurance would prejudice remaining ownership rights of other Co-Owners in the Thoroughbred.

2.8          Possession. Possession of the Thoroughbred shall remain with Seller at such locations as determined by Seller for the purposes of training, racing, and breeding of the Thoroughbred.

2.9        Trophies. All Co-Owners shall be entitled to the trophies won by the Thoroughbred or duplicates thereof. Co-Owners shall notify Seller of their desire to receive a trophy. If there are not enough original trophies available for all Co-Owners that desire a trophy, then Seller shall arrange for the construction of the required number of duplicate trophies. The cost of the duplicate trophies shall be shared among Co-Owners and any other owners of the Thoroughbred on an inverse pro rata basis (for example if Seller owns an undivided 75% fractional interest and Buyer owns an undivided 25% fractional interest, the cost of any duplicate trophy would be charged 25% to Seller and 75% to Buyer).

2.10        Waiver of Partition. Co-Owners hereby waive whatever rights they may have to demand the partition, or sale for partition, of the Thoroughbred under the laws of any jurisdiction or under any other law, and they hereby agree that the sole and adequate means by which a Co-Owner may divest itself of its interests shall be to transfer such interests pursuant to the provisions of this Agreement.

2.11        Disclosure by Seller. Seller hereby discloses to the other Co-Owners that Seller may receive reductions (not available to other Co-Owners) in training, board, transportation and/or other fees from the Thoroughbred’s trainer, boarding farm, shipper, or other persons providing products or services to the Thoroughbred. Co-Owners hereby acknowledge this disclosure.

2.12         Acts by Co-Owners. Each of the Co-Owners hereby agree to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed, with acknowledgment or affidavit, if required, all such agreements, documents and instruments as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

2.13      Other Activities of Co-Owners. Each of the Co-Owners may engage in other business ventures of every kind and nature, including, but not limited to, the ownership, racing, purchasing, selling and breeding of horses wheresoever located. The other Co-Owners shall not have any right in such independent ventures or to the income or profits derived therefrom, nor shall any Co-Owner be required or obligated to afford any other Co-Owner any opportunity to purchase or invest in any horses before such Co-Owner may purchase or invest in such horses individually or with others.

3.         OPERATIONS.

3.1         Jockey Club Documentation. The Jockey Club certificate of registration for the Thoroughbred shall be endorsed to the syndicate created hereby and delivered in accordance with the instructions of Seller. Seller shall maintain all records required by the Jockey Club and shall promptly submit to the Jockey Club all required reports as they become due.

3.2         Registration of Ownership. Seller shall maintain syndicate records indicating ownership of each undivided fractional interest in the Thoroughbred. Upon receipt of written evidence of transfer of ownership of an undivided fractional interest and such other evidence as Seller shall reasonably request, which shall include the agreement of the transferee to be bound by all the terms of this Agreement, Seller shall transfer ownership on the syndicate records. Seller may refuse to make any such transfer if Seller has been notified that the undivided fractional interest is subject to a security interest unless Seller has also been furnished evidence that the transfer does not violate the terms of the security agreement creating such security interest. For the avoidance of doubt, such syndicate records shall not include Platform Fractional Shares sold on Buyer's fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC).

3.3         Records; Reports. Seller shall keep books and records of account which shall accurately reflect all receipts and disbursements for and on behalf of the Co-Owners. Seller shall furnish to each Co-Owner a statement reflecting the receipts and disbursements by and on behalf of the syndicate, which statement shall be either included with a quarterly statement for expenses or furnished on an annual basis.

3.4         Licensures and Authorizations. Buyer shall be solely responsible, at its sole cost and expense, for obtaining and maintaining any licenses (including racing licenses), permits, or other authorizations that are required with respect to Buyer's ownership of the Interest or in connection with the Offering. Buyer hereby represents and warrants to Seller that the Offering and the issuance of securities in connection therewith will be in compliance with applicable laws, including federal and state securities laws.

4.          SECURITY AND PAYMENT DEFAULT.

4.1          Seller’s Security Interest. Seller shall have an agricultural lien upon and a security interest in Buyer’s Interest as to which any portion of the amounts billable to Buyer hereunder and so billed have not been paid.

4.2          Payment Default.

(a)          In the event Buyer fails to pay any amounts billed to Buyer by Seller within ten (10) days after the date of Seller’s invoice (a “Payment Default”), Seller may assess a service charge of two percent (2%) per month, payable monthly, upon any such delinquent amounts.

(b)          Seller shall be entitled to commence legal action against Buyer for a Payment Default upon ten (10) days prior written notice to Buyer.

(c)          In the event a Payment Default shall continue for a period of twelve (12) months, Seller shall be entitled to sell the Final Interest, as agent and attorney-in-fact, for the Buyer.

5.          DISPUTE RESOLUTION.

5.1         Except for a proceeding instituted pursuant to Section 2.3 or Section 4.2 of this Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by final and binding arbitration. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures:

(a)         All proceedings before the arbitrators shall be held in the principal city of the county or state having jurisdiction over the location where Thoroughbred is boarded or such other more convenient location as the arbitrators may select.

(b)         The arbitration shall be held before a panel of three arbitrators, one designated by Seller and one designated by Buyer, and one selected by the first two arbitrators so designated.

(c)         The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrators.

(d)         The award rendered by the arbitrators shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

(e)         The existence and resolution of the arbitration shall be kept confidential by Seller and the Buyer and by the arbitrators except as required by law or may be necessary in connection with the enforcement of the award.5.2         Jurisdiction, etc. No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Agreement or in connection with Thoroughbred or the operation hereof, other than an action specified in Section 4.2, may be commenced more than two (2) years after a Co-Owner's discovery of the event giving rise to such cause of action. Each Co-Owner consents to the jurisdiction of all courts located within Fayette County, Kentucky for the purpose of enforcing the arbitration provisions of this Section 5 and for the purpose of enforcing any award or finding made by the arbitrators pursuant to this Section 5 and also consents to the venue of any such action or proceeding in such courts (all parties hereby waiving any defense of forum non conveniens).

6.         MISCELLANEOUS.

6.1        Conflict with Other Agreements. If applicable, Seller has provided Buyer with a copy of any other racing, co-ownership, syndication or similar agreement to which Seller is a party as of the date of this Agreement with respect to ownership of the Thoroughbred. To the extent that the terms of this Agreement conflict with the terms of any other agreement to which Seller is a party with respect to the Thoroughbred, including, but not limited to, a racing, co-ownership, syndication or similar agreement for the Thoroughbred, the terms of such other agreement shall control and the provisions of this Agreement shall be subject to the terms, conditions, and requirements of such other agreement. The terms and conditions of the recitals and exhibits hereto are hereby incorporated by reference and made part of this Agreement.

6.2         Notices. Any notice being given to any party in connection with this Agreement shall be in writing, shall be given by means of nationally-recognized overnight courier service such as UPS or FedEx, and shall be deemed to have been given when received upon delivery. Any such notices shall be given to the addressee at the address set forth in the first paragraph of this Agreement, or at such other addresses as may hereafter be designated by notice in accordance with this Section.

6.3          Assignment. Except in connection with offering and conveying Platform Fractional Shares on Buyer's fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC), Buyer may not assign any of its rights or delegate any of its obligations under this Agreement or in the Interest (or any part thereof) without the prior written consent of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller from any costs, expenses and liabilities arising from a breach or alleged breach of one or more representations or warranties made by Buyer or any of its Affiliates in connection with the sale or transfer of indirect fractional interests in the Interest (including Platform Fractional Shares), regardless of whether such transfer or sale is consummated on Buyer's fractional share platform or otherwise. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller from selling or otherwise transferring its undivided fractional interest or any part thereof.

6.4          Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

6.5         Affiliates Defined. As used in this Agreement, an “Affiliate” of a Co-Owner means, with respect to any specified Co-Owner, any person or entity that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Co-Owner. As used herein, “controls”, “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a party, whether through the ownership of ten percent (10%) or more of the voting interests of such party, through contract or otherwise. For the avoidance of doubt, WinStar Ventures LP is an Affiliate of Seller and Buyer is an Affiliate of Commonwealth Thoroughbreds, LLC, but neither WinStar Ventures LP nor Seller shall be considered Affiliates of Buyer or Commonwealth Thoroughbreds, LLC.

6.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

6.7          Consent to Jurisdiction. The parties consent and voluntarily submit to the personal jurisdiction of the courts of the Commonwealth of Kentucky located in Fayette County, Kentucky and the United States District Court for the Eastern District of Kentucky.

6.8          Amendment or Modification. This Agreement shall not be amended or modified without the written consent of all Co-Owners.

6.9          Execution. This Agreement may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

6.10        Time is of the Essence. Time shall be of the essence in the performance of all obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be executed by its duly authorized representative, as of the day and year first above-written.

WINSTAR FARM, LLC
A Kentucky Limited Liability Company

By:	/s/ Elliot Walden

Name:	Elliot Walden

Title:	President and CEO

COMMONWEALTH THOROUGHBREDS LLC
A Delaware Limited Liability Company

By:	/s/ Brian Doxtator

Name:	Brian Doxtator

Title:	CEO

EXHIBIT A

Summary of Purchase and Other Terms

Capitalized terms used herein and not defined herein shall have the meaning set forth in the Purchase, Bill of Sale and Co-Ownership Agreement (the "Agreement') to which this Exhibit A is attached

1.	Thoroughbred: Thoroughbred horse TSHIEBWE (2020) by Race Day out of Divine Friends by Divine Park (the "Thoroughbred").

2.	Interest: An undivided ten percent (10%) fractional interest.

3.	Purchase Price: $47,500.00

4.	Ownership of Thoroughbred After Transfer:

WinStar Farm, LLC ("Seller"):	70%

Commonwealth Thoroughbreds, LLC ("Buyer"):	10%

Other	20%

5. Silks: The name and silks under which the Thoroughbred shall race shall be as follows:

The Thoroughbred shall race in the silks and colors of WinStar Farm, LLC. The Thoroughbred shall race in the names of WinStar Farm, LLC, CMNWLTH, and such other applicable owners.

6.	Other:

6.1.         Buyer has physically inspected the Thoroughbred and is satisfied with the physical inspection. The Buyer has caused, or declined to cause, the Thoroughbred to be examined by a licensed veterinarian acceptable to Buyer and Buyer's insurance company, and, if applicable, has obtained from said veterinarian an opinion, satisfactory to Buyer, in its sole discretion, certifying that the Thoroughbred is suitable for racing and is otherwise an acceptable horse for Buyer and is fully insurable.

6.2.         Upon the closing of the Interest, Seller and Buyer shall execute and deliver to each other a Bill of Sale and Assignment containing all of the standard warranties of title and disclaimers of all other warranties and evidencing the conveyance of the Interest to Buyer.

6.3.         Seller hereby represents and warrants to Buyer that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach

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IN WITNESS WHEREOF, the undersigned have duly executed this Exhibit A, or have caused this Exhibit A to be executed by its duly authorized representative, as of August 23th, 2022.

WINSTAR FARM, LLC, a Kentucky limited liability company BY:

NAME: /s/ Elliot Walden

TITLE: President and CEO

("SELLER")

COMMONWEALTH THOROUGHBREDS, LLC, a Delaware limited liability company

NAME: /s/ Brian Doxtator

TITLE: CEO

("BUYER")

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